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                                  EXHIBIT 99.1

            LANNETT NAMES BRIAN J. KEARNS AS CHIEF FINANCIAL OFFICER

PHILADELPHIA, PA - MARCH 18, 2005 - Lannett Company, Inc. (Amex: LCI) today announced the appointment of Brian J. Kearns as vice president of finance, treasurer and chief financial officer, reporting to Arthur Bedrosian, president of Lannett. He will be responsible for managing all accounting, treasury and investor relations functions as well as assisting in new business development and M&A activities.

Kearns, 38, has extensive financial management experience. Prior to joining Lannett, he served for four years as CFO of MedQuist Inc., a publicly traded healthcare information management company. From 1994 to 2000, Kearns worked as a Wall Street research analyst covering the healthcare sector for Banc of America Securities and Salomon Smith Barney, where he held a number of positions including as senior analyst and vice president of equity research. He began his professional career with Johnson & Johnson, serving in positions of increasing responsibility in financial management. Kearns earned an MBA, with distinction, from Rider University and a bachelor's degree in finance from Lehigh University.

"Brian combines broad financial management expertise with extensive experience in the healthcare industry," said Bedrosian. "At his former firm, Brian was a key player in implementing Sarbanes-Oxley internal controls, where his efforts were instrumental in changing and improving disclosure policies. Brian demonstrated that he is not afraid of taking on tough challenges and making difficult decisions. He is exactly the kind of high caliber executive that Lannett is looking to attract for our future growth. We welcome Brian to our senior executive team as Lannett embarks on its next stage of growth and development."

Kearns assumes the chief financial officer duties previously held by Larry Dalesandro, who resigned on December 1, 2004 to pursue personal interests.

ABOUT LANNETT COMPANY:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of indications. For more information, visit Lannett Company's website at www.lannett.com.